Exhibit 99.1

January 20, 2012

To our fellow shareholders:

It is our sad duty to inform you that The First State Bank was today placed into receivership by the Georgia Department of Banking and Finance. The Federal Deposit Insurance Corporation was named as Receiver, and it has transferred the deposits and substantially all of the assets of the Bank in an FDIC assisted transaction. Additional information regarding this transaction is available online at www.FDIC.gov.

The contact points for information related to Henry County Bancshares, Inc. will be henrycountybancshares@gmail.com or you can leave a message at 770-312-2817. While today’s regulatory action means that your stock holdings no longer have any value, there may be tax considerations which you will wish to discuss with your tax professional.

Though The First State Bank has historically been one of Georgia’s soundest banks, we were unable to overcome the weak economy and other factors that affected our market and our industry. While the Bank remained liquid and was profitable in its core operations, its capital was depleted to the point that it was below the regulatory minimum capital allowed for a bank to continue operating, and today’s action is the unfortunate result. The Bank was the only remaining community bank headquartered in Henry County and becomes the 10th bank with offices in the county to be placed into receivership.

The Bank operated very successfully without significant losses prior to 2007. The Bank purposely maintained higher than required capital levels as additional support for its activities and grew at rational levels. The economic situation that developed in 2007 was unprecedented and could not have reasonably been anticipated. When the economy faltered, the Bank took significant steps to mitigate losses and to preserve its capital. The Bank cut annual operating expenses over $1,000,000, including the reduction of approximately 10% of its staff. The Bank’s Officers and Employees made sacrifices through cutting salaries, freezing or eliminating employee benefits and eliminating bonuses. The Directors eliminated their compensation and in many cases worked for the Bank at their own expense. In every area that the Bank could control, the Bank took those steps within its ability to resolve issues and to preserve the capital and assets of the Bank.

The insurmountable obstacle for the Bank was the deterioration of real property values in Henry County coupled with regulatory policy and accounting standards. The Bank was required to charge against its capital accounts the difference between the market value of collateral, as determined by FDIC required appraisals, and the book value of certain loans. In large part due to the extraordinary liquidation of assets in Henry County by the FDIC, banks with loss share arrangements and banks that received TARP funding, the value of distressed bank assets was significantly depressed. These charges resulted in the loss of over $70 million of the capital that the Bank retained over 40 years of successful operation.

The Board and Management sought every opportunity to restore the capital of the Bank, working with investment advisors and consultants to find new sources of capital. Our efforts determined that while a small amount of capital was potentially available from existing shareholders, an amount sufficient to resolve the Bank’s capital issues would have to come from outside investors. Unfortunately, we found that investors in Banks were primarily focused on FDIC assisted transactions and our efforts were unsuccessful.

The Bank was chartered in 1964 with a total of $600,000 in capital. Many of you were among those courageous original shareholders, and we wish to thank you for your support through the years. The First State Bank compiled an extraordinary record of achievement in its 47 years. We wish to share some of those achievements with you.

Through its successful operation to the present, the Bank returned $41.48 million dollars in cash dividends to shareholders. For many years, the Bank consistently paid a quarterly dividend greater than the original capital. In total, the Bank returned the entire original investment to its shareholders over 69 times. These cash dividends were in addition to the retained capital previously discussed, generated from over $100 million in total earnings. This return is an accomplishment of which we are very proud.

Over the years, the Bank paid millions of dollars in interest to depositors on their funds entrusted to the Bank, and the Bank provided well over a billion dollars in loans to help create jobs and build Henry County. Through the financing provided by the Bank many new businesses were funded and homes were built or improved.

The Bank has been a particularly good citizen of Henry County. Representatives of the Bank have served as leaders in the community and have been active in civic and service organizations. The Bank has consistently been a leader in raising funds to support Meals on Wheels, the March of Dimes, Relay for Life and other similar charitable endeavors. Many youth organizations have been supported by the Bank through the years and the Bank has sponsored an annual banquet to recognize athletic and academic excellence in Henry County. The Bank provided scholarships to deserving individuals to continue their education beyond high school. We are proud of the record of accomplishment of the Bank and its Employees in service to the community.

The positive fact is that The First State banking franchise will continue in another form. We hope for the best for the customers and Employees who we expect will continue in the tradition of customer and community service so well developed. While we are saddened by today’s events, we could not take more pride in what the Bank accomplished and what it has meant to our community. We wish to thank the dedicated Directors, Officers and Employees who diligently worked and sacrificed and made every effort, although ultimately unsuccessful, to manage your Bank through these unprecedented conditions.

Very sincerely yours,

G.R. Foster, III, Chairman	David H. Gill, President and CEO

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